Exhibit 99.1

Digital River Achieves Nearly 30 Percent Year-Over-Year Revenue Growth in Q1; Company Increases Guidance for Long-Term Operating Margins

    MINNEAPOLIS--(BUSINESS WIRE)--April 22, 2004--Digital River, Inc. (Nasdaq:DRIV):

    --  Reports Record Q1 Revenue of $31.9 Million

    --  Achieves Record Q1 GAAP Diluted EPS of $0.22

    --  Generates Record Q1 Pro Forma Diluted EPS of $0.26

    --  Achieves Record Gross Margins of 87.7 Percent

    Digital River, Inc. (Nasdaq:DRIV), a global leader in e-commerce outsourcing, today reported revenue of $31.9 million for the quarter ended March 31, 2004. This represents a year-over-year increase of nearly 30 percent from revenue of $24.6 million in the first quarter of last year, and a nearly 18 percent sequential increase from the $27.1 million in net revenue generated in the fourth quarter of 2003. This performance significantly exceeded the Company's previous first quarter 2004 revenue guidance of $27.5 million.
    GAAP Results: In the first quarter, net income was $7.6 million, or $0.22 per share on a diluted basis. This compared to a net income of $4.0 million, or $0.13 per diluted share, for the same period last year, and $5.6 million, or $0.16 per diluted share in the fourth quarter of 2003. These results also exceeded guidance previously provided by the Company.
    Proforma Results: Digital River's net income for the first quarter of 2004, prior to the amortization of acquisition-related expenses, was $9.2 million, or $0.26 per share, on a diluted basis. This compares to net income, on a similar basis, of $5.2 million, or $0.17 per diluted share, in the first quarter of 2003, and net income of $7.1 million, or $0.20 per diluted share, in the prior quarter.
    "I am very pleased with our performance last quarter," said Joel Ronning, Digital River's chief executive officer. "We had solid year-over-year revenue and earnings growth and we continue to generate substantial levels of EBITDA. Our continued focus on expense management resulted in record gross margin levels and we were able to re-invest in research and development as well as marketing programs to solidify our position as an industry leader. We believe we are well positioned for the remainder of 2004 and beyond."
    Digital River's gross margins averaged 87.7 percent, in the first quarter of 2004, a 350 basis point improvement over gross margins during the same period last year. This is also a 249 basis point improvement from the fourth quarter of 2003.
    Earlier this week, the Company announced that it signed a definitive agreement to acquire privately held element 5 AG. Under the terms of the agreement, Digital River paid $120 million in cash. Digital River also may pay up to an additional $2.5 million in cash based on element 5's operating performance over the first twenty-four months subsequent to the acquisition. As part of the transaction, Digital River established a $45 million secured line of credit.

    Business Outlook

    Commenting on Digital River's business outlook, the company's CFO, Carter Hicks, said, "As we announced earlier this week, we are raising our financial projections for 2004 primarily due to stronger than anticipated performance in the first quarter."



2004 Guidance               Prior        Current
-------------               ---------    -----------

Revenue ($ Millions)             $120           $142

Earnings Per Share:
-------------------
GAAP                            $0.77          $0.87
Pro Forma                       $0.89          $1.10


    For the second quarter, Digital River now anticipates revenues of $31.5 million and GAAP net income of $0.16 per share. The Company believes that the acquisition of element 5 will comprise approximately $4 million of the projected second quarter revenue and will be neutral to GAAP EPS. Digital River anticipates pro forma net income will total $0.22 per share.
    For 2004, Digital River now anticipates revenues of $142 million and GAAP net income of $0.87 per share. The Company believes that the acquisition of element 5 will comprise approximately $17 million of the projected 2004 revenue and approximately $0.04 of the projected GAAP EPS. Digital River anticipates that pro forma net income will total $1.10 per share.
    Digital River also announced that based on the recent strength of its gross margin levels and the future contributions from the acquisition of element 5, it is raising its guidance for long-term operating margins. The Company believes that gross margins will average 81-86 percent and that operating expenses will average 48 percent. As a result, operating margins will average 33-38 percent, prior to the amortization of acquisition-related expenses. The Company believes that these results can be achieved in a two-year time horizon. This compares to the Company's prior guidance for long-term gross margins of 78-83 percent and operating margins of 30-35 percent.
    Note: A reconciliation of the pro forma measurement data above is provided as a table following the condensed financial statements accompanying this announcement. Further information regarding the Company's use of non-GAAP financial data has been included in the Company's Form 8-K filed with the Securities and Exchange Commission on April 22, 2004.
    Digital River will hold a first quarter conference call today at 4:45 p.m. Eastern Daylight Time. To access the call, please dial 877-422-0170, or listen to the webcast at http://phx.corporate-ir.net/phoenix.zhtml?c=94762&p=irol-irhome.
Please install any necessary audio software.

    About Digital River, Inc.

    Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for more than 35,000 companies worldwide. Its e-commerce solution and infrastructure are designed to help companies of all sizes maximize online revenues as well as cut the costs and reduce the risks associated with running an e-commerce operation. The Digital River(R) international e-commerce suite includes site development and hosting, order management, fraud prevention, site merchandising, reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service. Digital River's clients include 3M, ACT!, Autodesk, H&R Block, Motorola, Novell, Staples.com and Symantec.
    Founded in 1994, Digital River is headquartered in Minneapolis with offices throughout the United States and in Europe. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

    Forward-Looking Statements

    In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding the Company's anticipated future growth and financial performance as well as statements containing the words, "believes," "anticipates," "expects," and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the Company's public filings with the Securities and Exchange Commission.
    Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.



Digital River, Inc.
First Quarter Results
(Unaudited, in thousands, except per share amounts)
Condensed Consolidated Balance Sheets
                                                        As of
                                               -----------------------
                                               March 31,  December 31,
                                                  2004        2003
                                               ---------  ------------
Assets
------
  Current assets
    Cash and investments                       $150,519      $131,922
    Other current assets                         10,778        10,895
                                               ---------  ------------
      Total current assets                      161,297       142,817
  Property and equipment, net                    15,148        14,634
  Goodwill, intangibles and other assets         31,527        32,207
                                               ---------  ------------
  Total assets                                 $207,972      $189,658
                                               =========  ============
Liabilities and stockholders' equity
------------------------------------
  Current liabilities
    Accounts payable                            $49,717       $41,814
    Deferred revenue                              3,581         3,572
    Accrued payroll and other liabilities        13,338        12,420
                                               ---------  ------------
      Total current liabilities                  66,636        57,806
  Stockholders' equity                          141,336       131,852
                                               ---------  ------------
  Total liabilities and stockholders' equity   $207,972      $189,658
                                               =========  ============

Condensed Consolidated Statements of Operations
                                                  Three months ended
                                                      March 31,
                                               -----------------------
                                                 2004         2003
                                               ---------  ------------
Revenue                                         $31,855       $24,600
Costs and expenses:
-------------------
  Direct cost of services                           618           942
  Network and infrastructure                      3,300         2,946
  Sales and marketing                            11,468         9,272
  Product research and development                2,924         2,388
  General and administrative                      2,837         2,291
                                               ---------  ------------
    Earnings before interest, taxes,
     depreciation and amortization               10,708         6,761
Depreciation and amortization                     1,611         1,588
Amortization of acquisition related costs         1,579         1,221
                                               ---------  ------------
    Earnings from operations                      7,518         3,952
Interest income                                      97            70
                                               ---------  ------------
    Net earnings                                 $7,615        $4,022
                                               =========  ============
Net earnings per share - basic                    $0.24         $0.15
                                               =========  ============
Net earnings per share - diluted                  $0.22         $0.13
                                               =========  ============
Weighted average shares outstanding - basic      31,620        27,609
Weighted average shares outstanding - diluted    35,059        30,410

Note: Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.



Digital River, Inc.
Pro Forma Reconciliations
Unaudited, in thousands, except per share amounts
-------------------------------------------------

                                        Three months      Three Months
                                       ended March 31,        Ended
                                      -----------------   December 31,
                                        2004     2003         2003
                                      -------- --------   ------------
Pro Forma Financial Reconciliations:
------------------------------------
Net earnings per GAAP                  $7,615   $4,022         $5,606
Add back amortization of acquisition
 related costs                          1,579    1,221          1,502
                                      -------- --------   ------------
Pro Forma earnings                     $9,194   $5,243         $7,108
                                      ======== ========   ============

Pro Forma net earnings per share -
 diluted                                $0.26    $0.17          $0.20
                                      ======== ========   ============
Pro Forma weighted average shares
 outstanding - diluted                 35,059   30,410         35,343



                                       Prior   Current
                                        2004     2004
                                      Guidance Guidance
                                      -------- --------
Pro Forma Guidance EPS
 Reconciliations:
----------------------
Expected net earnings per share - GAAP  $0.77    $0.87 (1)
Expected add back of amortization of
 acquisition related costs              $0.12    $0.23 (1)
                                      -------- --------
Expected Pro Forma Guidance Earnings
 per Share                              $0.89    $1.10
                                      ======== ========

Footnote 1: The amortization of acquisition related expenses is currently based on an estimated allocation of the purchase paid for element 5. The actual amount of amortization of acquisition related expenses to be incurred may be different pending completion of an audit covering the purchase price allocation.

    CONTACT: Digital River, Inc., Minneapolis
             Investor Contact:
             Al Galgano, 952-253-8406
             investorrelations@digitalriver.com
             or
             Media Contact:
             Gerri Dyrek, 952-253-8396
             publicrelations@digitalriver.com